Exhibit 99.1

Press	Company Contact: Bill Walsh, CFO
Release	Arbitron Inc.
Phone: 212-887-1408
bill.walsh@arbitron.com
Investor Relations Contact: Todd Fromer
KCSA Worldwide
212-896-1215
todd@kcsa.com
Media contact: Thom Mocarsky
Arbitron Inc.
212-887-1314
thom.mocarsky@arbitron.com

FOR IMMEDIATE RELEASE

ARBITRON INC. REPORTS 2003 FIRST QUARTER FINANCIAL RESULTS
First quarter revenue up 8.3%; Net income up 13.2% over 2002
Net income per share increases 10.4%

NEW YORK, April 17, 2003 – Arbitron Inc. (NYSE: ARB) today announced results for the quarter ended March 31, 2003.

For the first quarter 2003, the Company reported revenue of $71.4 million, an increase of 8.3% over revenue of $65.9 million during the first quarter of 2002. Earnings before interest and taxes (EBIT) for the quarter were $29.9 million, compared with EBIT of $27.6 million during the comparable period last year. Net income for the quarter was $16.1 million, compared with $14.2 million for the first quarter of 2002.

Cost and expenses for the first quarter increased by 8.6%, from $37.1 million in 2002 to $40.2 million in 2003. Interest expense for the quarter declined 21.2%, from $4.6 million in 2002 to $3.6 million in 2003, due to reductions in debt between the two periods.

Net income per share for the first quarter 2003 increased to $0.53 (diluted), compared with $0.48 (diluted) during the comparable period last year.

Commenting on the results for the first quarter, Stephen Morris, president and chief executive officer of Arbitron, said, “In the first quarter of 2003, we met our financial goals for revenue and profitability, a gratifying performance during a period in which global events brought a great deal of last minute uncertainty to the media industry.”

Arbitron Inc. • 142 West 57th Street • New York, New York 10019 • www.arbitron.com

Arbitron Inc. Reports 2003 First Quarter Financial Results	Page 2 of 5
April 17, 2003

“We have worked hard to keep our core services–ratings, Scarborough and software–as valuable, revenue-generating resources for our broadcaster, cable, agency and advertiser customers. In the first quarter, we increased our efforts to train those who work on the buy and sell sides of the media industry. Our continuing goal is to help our subscribers get the maximum value from the dollars they invest in our services,” said Mr. Morris.

“We also strengthened our relationship with Nielsen Media Research, Inc., our potential joint venture partner for commercial deployment of the Portable People Meter (PPM) in the United States,” continued Mr. Morris. “Last month, Arbitron and Nielsen announced an expansion of our agreement that increases the financial involvement and commitment of resources from Nielsen in a joint research program for the PPM. Already, we are in the field with studies that are designed to further develop the PPM system as a local market ratings service. Even as we work with Nielsen, we are also developing a number of other applications for the Portable People Meter technology that we could implement on our own.”

“In international markets, we continue to make progress marketing the PPM. While the Australian radio industry has deferred a decision regarding electronic measurement, IBOPE, the leading South American media research firm, has just concluded a successful evaluation of the PPM encoding technology in Brazil. Médiamétrie, the leading media research firm in France, has just signed an agreement for a two-year evaluation of the PPM in Paris,” Mr. Morris concluded.

Arbitron will host a conference call at 10:00 a.m. ET on April 17th to discuss its first quarter results and other relevant matters. To listen to the call, dial the following telephone number: 1-888-262-9189. The call will also be available live on the Internet at the following sites: www.arbitron.com, www.ccbn.com and www.streetevents.com

About Arbitron

Arbitron Inc. (NYSE: ARB) is an international media and marketing research firm serving radio broadcasters, cable companies, advertisers, advertising agencies and outdoor advertising companies in the United States, Mexico and Europe. Arbitron’s core businesses are measuring network and local market radio audiences across the United States; surveying the retail, media and product patterns of local market consumers; and providing application software used for analyzing media audience and marketing information data.

www.arbitron.com

Arbitron Inc. Reports 2003 First Quarter Financial Results	Page 3 of 5
April 17, 2003

Arbitron Internet Broadcast Services measures the audiences of audio and video content on the Internet, commonly known as webcasts. The Company is developing the Portable People Meter, a new technology for radio, television and cable ratings.

Arbitron’s marketing and business units are supported by a world-renowned research and technology organization located in Columbia, Maryland. Arbitron has approximately 825 full-time employees; its executive offices are located in New York City.

Through its Scarborough Research joint venture with VNU, Inc., Arbitron also provides media and marketing research services to the broadcast television, magazine, newspaper, outdoor and online industries.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding Arbitron in this document that are not historical in nature, particularly those that utilize terminology such as “may,” “will,” “should,” “likely,” “expects,” “anticipates,” “estimates,” “believes” or “plans,” or comparable terminology, are forward-looking statements based on current expectations about future events, which Arbitron has derived from information currently available to it. These forward-looking statements involve known and unknown risks and uncertainties that may cause our results to be materially different from results implied in such forward-looking statements. These risks and uncertainties include whether we will be able to:

•	renew contracts with large customers as they expire;
•	successfully execute our business strategies, including timely implementation of our Portable People Meter and our MeasureCast Ratings services, as well as expansion of international operations;
•	effectively manage the impact of further consolidation in the radio industry;
•	keep up with rapidly changing technological needs of our customer base, including creating new products and services that meet these needs; and
•	successfully manage the impact on our business of any economic downturn generally and in the advertising market in particular, and the impact on costs of data collection due to privacy concerns.

Additional important factors known to Arbitron that could cause forward-looking statements to turn out to be incorrect are identified and discussed from time to time in Arbitron’s filings with the Securities and Exchange Commission, including in particular the risk factors discussed under the caption “ITEM 1. BUSINESS — Business Risks” in our Annual Report on Form 10-K.

The forward-looking statements contained in this document speak only as of the date of this release, and Arbitron undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

(Tables to Follow)

www.arbitron.com

Arbitron Inc. Reports 2003 First Quarter Financial Results	Page 4 of 5
April 17, 2003

Arbitron Inc.
Consolidated Statements of Income
Three Months Ended March 31, 2003 and 2002
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,		$	%
	2003	2002	Variance	Variance

Revenue	$71,354	$65,902	$5,452	8.3%
Costs and expenses
Cost of revenue	19,989	18,316	1,673	9.1%
Selling, general and administrative	13,975	12,677	1,298	10.2%
Research and development	6,281	6,059	222	3.7%
Total costs and expenses	40,245	37,052	3,193	8.6%
Operating income	31,109	28,850	2,259	7.8%
Proportionate share of net loss of affiliate	(1,259)	(1,245)	(14)	(1.1%)
Earnings before interest and income taxes	29,850	27,605	2,245	8.1%
Interest income	188	138	50	36.2%
Interest expense	3,615	4,586	(971)	(21.2%)
Earnings before income taxes	26,423	23,157	3,266	14.1%
Income tax expense	10,305	8,915	1,390	15.6%
Net income	$16,118	$14,242	$1,876	13.2%
Net income per weighted average common share
Basic	$0.54	$0.49	$0.05	10.2%
Diluted	$0.53	$0.48	$0.05	10.4%
Weighted average shares used in calculations
Basic	29,639	29,215
Diluted	30,176	29,849
Other data
Depreciation and Amortization	$1,227	$983	$244	24.8%
EBITDA (1)	$31,077	$28,588	$2,489	8.7%

Note: The Company has reclassified certain data in the 2002 Consolidated Statement of Income to conform with the 2003 presentation.
(1)  EBITDA is presented as supplemental information that management of Arbitron believes may be useful to some investors in evaluating Arbitron because it is widely used as a measure of evaluating a company’s operating performance, as well as to evaluate its operating cash flow. EBITDA is calculated by adding back net interest expense, income tax expense, depreciation and amortization to net income. EBITDA should not be considered a substitute either for net income, as an indicator of Arbitron’s operating performance, or for cash flow, as a measure of Arbitron’s liquidity. In addition, because EBITDA is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. A reconciliation from EBITDA to cash flow from operations follows:

www.arbitron.com

Arbitron Inc. Reports 2003 First Quarter Financial Results	Page 5 of 5
April 17, 2003

Arbitron Inc.
EBITDA Reconciliation
Three Months Ended March 31, 2003 and 2002
(In thousands)
(Unaudited)

	Three Months ended
	March 31,
	2003	2002

Net income	$16,118	$14,242
Income tax expense	10,305	8,915
Net interest expense	3,427	4,448
Depreciation and amortization	1,227	983
EBITDA	31,077	28,588
Cash paid for income taxes	(1,414)	(136)
Cash paid for interest	(3,483)	(4,388)
Changes in working capital	(8,174)	(16,237)
Cash dividends received from affiliate	2,000	1,200
Other	1,354	1,302
Cash flows from operating activities	$21,360	$10,329

Arbitron Inc.
Condensed Balance Sheets
March 31, 2003 and December 31, 2002
(In thousands)

	March 31,	December 31,
	2003	2002
	(Unaudited)	(Audited)

Assets:
Cash and cash equivalents	$55,250	$43,095
Trade receivables	19,409	20,509
Deferred taxes	28,739	29,357
Goodwill, net	32,937	32,937
Other assets	26,708	30,140
Total assets	$163,043	$156,038
Liabilities and Stockholders’ Equity (Deficit):
Deferred revenue	$48,992	$54,746
Long-term debt	155,000	165,000
Other liabilities	40,896	36,871
Stockholders’ equity (deficit) (2)	(81,845)	(100,579)
Total liabilities and stockholders’ equity (deficit)	$163,043	$156,038

(2)  Prior to the spin-off from Ceridian Corporation, Arbitron distributed its earnings to Ceridian. Those distributions, together with a $250 million distribution made to Ceridian on the date of the spin-off, gave rise to the stockholders’ deficit. Proceeds from the issuance of long-term debt were used by Arbitron to make the $250 million distribution.

www.arbitron.com